File Pursuant to Rule 424(b)(3)
                                                           File Number 333-48380

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 7, 2000)

                        1,887,056 Shares of Common Stock

                              HOLLYWOOD MEDIA CORP.

                          ----------------------------

         This Prospectus Supplement supplements the Prospectus dated November 7, 2000, forming a part of the Registration Statement on Form S-3 (Registration No. 333-48380) filed by Hollywood Media Corp. (formerly known as Hollywood.com, Inc.). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

         This Prospectus Supplement should be read in conjunction with the Prospectus dated November 7, 2000, which is to be delivered with this Prospectus Supplement.

         The purpose of this Prospectus Supplement is to supplement the information set forth in the Prospectus regarding the selling shareholders. The table below includes for the additional selling shareholders:

         o        their name and address;
         o        the shares of our common stock offered under the Prospectus;
                  and
         o        the shares of our common stock owned after the offering.

         United States Trust Company of New York, a selling shareholder named in the original Prospectus transferred its shares registered in the original Prospectus to each of the selling shareholders named below. All of the information regarding beneficial information was furnished to us by the selling shareholders.

         The information in the table appearing in the Prospectus under the heading "SELLING SHAREHOLDERS" is superceded in part and supplemented by the information appearing in the following table:

                                                         Beneficial                                          Beneficial
                                                     Ownership of Common                                Ownership of Common
                                                    Stock Before Offering        Number of Shares       Stock After Offering
                                                    ---------------------            Being              --------------------
           Selling Shareholders                    Number        Percentage         Offered           Number        Percentage
--------------------------------------------       ------        ----------         -------           ------        ----------
Henry    Street    Settlement    Centennial
Endowment..................................        25,000             *               25,000              -               -

Zern 1994 Charitable Remainder Trust....           48,750             *               48,750              -               -

UWMA Chisholm Charitable Trust..........           27,500             *               27,500              -               -

Michael Berman..........................           25,000             *               25,000              -               -


                                                         Beneficial                                          Beneficial
                                                     Ownership of Common                                Ownership of Common
                                                    Stock Before Offering        Number of Shares       Stock After Offering
                                                    ---------------------            Being              --------------------
           Selling Shareholders                    Number        Percentage         Offered           Number        Percentage
--------------------------------------------       ------        ----------         -------           ------        ----------

Richard M. Bressler.....................           50,000             *               50,000              -               -

HF Canouan Trust........................           48,750             *               48,750              -               -

UD James M. Dinan 4/28/99...............           25,000             *               25,000              -               -

HF Tstes The GAM 1986/2 Trust...........           25,000             *               25,000              -               -

Thomas H. O'leary.......................           60,000             *               60,000              -               -

Leon M. Pollack.........................           25,000             *               25,000              -               -

UD Alexander C. Lindsey.................           42,087             *               42,087              -               -

         The selling shareholders have not been employed by, held office in, or had any other material relationship with us or any of our affiliates within the past three years.
-------------------------
*Less than 1%.
                        ---------------------------------

         SEE "RISKS OF INVESTING IN OUR SHARES" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF THE COMMON STOCK OFFERED HEREBY.

                        ---------------------------------

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

                        ---------------------------------

          The date of this Prospectus Supplement is September 24, 2001.






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